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                                                                     EXHIBIT 5.1

                                  May 23, 1997

National Surgery Centers, Inc.
30 South Wacker Drive, Suite 2302
Chicago, IL  60606


                        National Surgery Centers, Inc.
               Bryan S. Fisher Restricted Stock Grant Agreement;
           Dennis J. Zamojski Restricted Stock Grant Agreement; and
                    1997 Non-Employee Director Option Plan,
                      Registration Statement on Form S-8
                      ----------------------------------

Ladies and Gentlemen:

     We have acted as counsel to National Surgery Centers, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution and filing of the registration statement on Form S-8 of the Company (the "Registration Statement"), which covers an aggregate of 250,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company offered under the Company's 1997 Non-Employee Director Option Plan (the "Plan") and the Bryan S. Fisher Restricted Stock Grant Agreement and the Dennis
J. Zamojski Restricted Stock Grant Agreement (collectively, the "Agreements"). We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan and Agreements and such other documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purposes of this opinion.


     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and legally existing under the laws of the State of Delaware.

     2. The Company has taken all action necessary to authorize (i) the Plan and Agreements, (ii) the granting of options pursuant to the Plan and
          (iii) the issuance of the Shares in accordance with the Plan and the Agreements and upon the exercise of options granted pursuant to the Plan.

     3. The Shares, when issued and paid for in accordance with the Plan and Grants and upon the exercise of options granted pursuant to the Plan will, upon such issuance, constitute legally issued, fully paid and nonassessable shares of Common Stock.

     We hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement for the registration of the Shares under the Securities Act of 1933, as amended. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.


                                Very truly yours,